Issuer Free Writing Prospectus

Registration Statement No. 333-170922

Dated April 11, 2014

Filed Pursuant to Rule 433

The following information supplements and updates the information contained in the prospectus supplement related to the Republic of Turkey’s (the “Issuer”) EUR 1,000,000,000 4.125% Notes due April 11, 2023.

On April 11, 2014, Moody’s Investors Service (“Moody’s”) changed the outlook on the Issuer’s Baa3 government bond rating to negative from stable. Concurrently, Moody’s affirmed the Issuer’s Baa3 government bond rating.

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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll-free Deutsche Bank AG, London Branch at +1-800-503-4611, ING Bank N.V. at +1-877-446-4930 or J.P. Morgan Securities plc at +1-866-803-9204.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/869687/000119312514136876/d630709d424b5.htm

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